Exhibit 99.2

Contact:	Tricia J. Richardson Novavax, Inc. 1 240-268-2031
NOVAVAX REPORTS FOURTH QUARTER AND 2008 YEAR-END
FINANCIAL RESULTS
ROCKVILLE, MD (March 31, 2009) - /PRNewswire-FirstCall/ — Novavax Inc. (NASDAQ: NVAX) today announced financial results for the fourth quarter and year ended December 31, 2008. Novavax reported a net loss of $11.0 million, or $0.15 per share, for the fourth quarter of 2008 compared to a net loss of $9.2 million, or $0.16 per share, in the fourth quarter of 2007. For the year ended December 31, 2008, the Company reported a net loss of $36.0 million, or $0.53 per share, compared to a net loss of $34.8 million, or $0.57 per share, for the year ended December 31, 2007. Novavax ended 2008 with $33.9 million in cash and investments compared to $46.5 million as of December 31, 2007.
The following outlines key achievements completed since our last update:
•	On March 31, Novavax announced a strategic alliance with Cadila Pharmaceutical Limited (“Cadila”) of India. This alliance has three elements:
1.	A capital infusion into Novavax through an equity investment of $11.0 million by a wholly-owned subsidiary of Cadila to purchase 12.5 million shares of Novavax’s common stock at the market price of $0.88 per share.

2.	Formation of a joint venture between Cadila and Novavax in India, which will be owned 80 percent by Cadila and 20 percent by Novavax once approval of the India Foreign Investment Promotion Board is obtained, to develop and commercialize Novavax’s seasonal influenza virus-like-particle (“VLP”)-based vaccine candidate and Cadila’s therapeutic vaccine candidates against cancer as well as its adjuvants, biogeneric and biological diagnostic products within the Indian territory.

3.	The ability for Novavax to reduce its cash burn rate by utilizing Cadila’s world-class research, clinical development, and manufacturing expertise and infrastructure to support development of current and future vaccine candidates through a $7.5 million service contract spanning the next three years.
•	The Company achieved additional favorable results from the second stage of a Phase IIa clinical trial of its pandemic flu VLP vaccine candidate. As reported previously, the vaccine demonstrated strong neutralizing antibody titers across all three doses tested, exhibiting increasing antibody titers with the escalation of the dose. The new data showed that the vaccine also induced strong hemagglutination inhibition (“HAI”) responses and was well tolerated with no reports of serious adverse events.

•	The Company announced favorable safety and immunogenicity results in December 2008 from its Phase IIa seasonal flu VLP vaccine dose-ranging study that started in September 2008. The Phase IIa randomized, placebo controlled clinical trial evaluated the safety and immunogenicity of different doses of its trivalent seasonal flu VLP vaccine in healthy adults, who received a single injection of either a placebo or a VLP vaccine dose of 5 mcg, 15 mcg or 30 mcg per strain.

•	The Company announced favorable results from a preclinical study, conducted in collaboration with the University of Massachusetts, evaluating the immunogenicity and efficacy of a Respiratory Syncitial Virus (“RSV”) vaccine candidate in mice directed against the surface glycoprotein (or “G” protein). The vaccine induced strong antibody responses against RSV and protected mice against RSV replication in the lungs on challenge.

•	The Company announced favorable results from a preclinical study in mice evaluating an RSV vaccine directed against the viral fusion (“F”) protein, which fuses with cells in the respiratory tract and causes illness.

•	The Company took significant measures, including a reduction in force early this year, to reduce its expenses and thereby the yearly burn rate.
“We made significant progress in 2008 in advancing our VLP based vaccine pipeline. We demonstrated in Phase II clinical studies that our VLP based flu vaccines are not only well tolerated and immunogenic in humans, but they have the potential to differentiate themselves from currently available alternatives. We also demonstrated that our VLP technology has the potential to create a much needed vaccine against RSV. These advances continue to reinforce that our strategy of using the VLP vaccine platform coupled with our innovative manufacturing solution is working,” said Novavax Chief Executive Officer Dr. Rahul Singhvi. “By the second half of 2009, we want to translate these scientific advances into partnerships with private and public entities to leverage capabilities of our partners to accelerate our progress, as we have shown today with the Cadila partnership.”
2008 Financial Results
Revenue from continuing operations, for the fourth quarter ended December 31, 2008, related to the government contracts was $100,000 compared to $400,000 for the same period in 2007. Revenue for the full year of 2008 was $1.1 million as compared to $1.5 million in 2007. The reduction in our revenue was due to the timing of our completing these contracts.
Research and development costs for the fourth quarter of 2008 were $5.9 million compared to $4.2 million in the fourth quarter of 2007. For the full year, research and development costs increased 38 percent to $24.3 million in 2008 from $17.6 million in 2007. The increases in both the fourth quarter of 2008 and the year ended December 31, 2008 compared to 2007 were due to higher research and development spending to support the Company’s strategic focus on creating differentiated, value-added vaccines that leverage our proprietary VLP technology. These increases were primarily for increased personnel, facility costs and outside expenses (including sponsored research, clinical research organization costs and consulting agreements) associated with expanded preclinical studies, human trial study costs, process development, manufacturing and quality-assurance and quality-control related activities.
General and administrative costs were $3.4 million in the fourth quarter of 2008 as compared to $2.9 million in the prior year. General and administrative costs for the full year of 2008 were $11.1 million compared to $13.9 million in 2007. General and administrative expenses for the year ended December 31, 2008 decreased by $2.8 million primarily due to a $1.2 million credit recorded to the allowance established for two notes receivable from former directors. General and administrative expenses for the year ended December 31, 2008 were also impacted by lower facility costs and lower employee costs. These decreases were offset by an impairment charge related to the Company’s MNP assets.

As a result, total losses from continuing operations before interest was $11.0 million and $36.3 million for the fourth quarter and full year of 2008, respectively.
Our interest and other expense was $1.4 million in the fourth quarter of 2008 and $2.0 million for the full year as compared to net interest income of $0.3 million in the fourth quarter of 2007 and $1.7 million for the full year of 2007. The decrease in net interest and other income in the fourth quarter 2008 when compared to the fourth quarter of 2007 resulted from an impairment of the Company’s auction rate securities. There has been insufficient demand at auction for the Company’s auction rate securities and, in December 2008, the Company recorded another than temporary impairment charge of $1.2 million on these investments due primarily to their illiquidity. Interest income for the year ended December 31, 2008 includes a $500,000 adjustment to related to the correction of the Company’s accounting for the notes receivable with two former directors.
The loss from continuing operations was $10.6 million and $36.3 million for the fourth quarter and full year of 2008, respectively.
Income and losses from discontinued operations are a result of the Company’s decision to discontinue manufacturing of Estrasorb. The Company recorded a loss from discontinued operations of $0.5 million in the fourth quarter of 2008 as compared to a loss of $2.8 million in the fourth quarter of 2007. The decreased loss of $2.3 million was principally due to the completion of the Graceway agreements. The Company recorded income from discontinued operations for the year ended December 31, 2008 of $0.3 million compared to a loss from discontinued operations of $6.2 million for 2007. In February 2008, the Company entered into an asset purchase agreement with Graceway, LLC providing for the sale of certain assets related to Estrasorb. The Company also entered into a supply agreement with Graceway which required the Company to manufacture additional units of Estrasorb. The Company delivered the additional units of Estrasorb and exited the facility in August 2008.
The total net loss when combining the loss from continuing and discontinued operations was $11.0 million and $36.0 million for the fourth quarter and full year of 2008, respectively.
As of December 31, 2008, the Company had $33.9 million in cash and investments (consisting of auction rate securities at their fair value) as compared to $46.5 million for the same period last year. The decrease of $12.6 million was principally due to operating losses incurred in 2008, partially offset by our equity financing of $17.5 million. Additionally, cash and short-term investments as of December 31, 2008 are net of the $1.2 million impairment recorded for the Company’s auction rate securities. Based on the amount of cash and investments on hand, the $11.0 million received from the sale of common stock to Cadila on March 31, 2009, the Company’s intention to pay 50% of its outstanding convertible notes with common stock, the Company believes it has sufficient funds to execute its current business plans for at least the next twelve months. Novavax expects that it will have to raise additional funds through sale of equity and/or through non-dilutive financing.

Conference Call
Novavax’s management will host its quarterly conference call at 4:00 p.m. Eastern time (1:00 p.m. Pacific time) today. The live conference call will be accessible via Novavax’s website at www.novavax.com under Investor/Events or by telephone USA and Canada: (866) 793-1341 International: (703) 639-1312. An archive of the conference call will be available on Novavax’s website approximately one hour after the event for 90 days. A replay of the conference call will also be available by telephone beginning March 31 at midnight. To access the replay, dial (888) 266-2081 and enter pass code 1334845.
About Novavax
Novavax, Inc. is a clinical stage biotechnology company, creating novel vaccines to address a broad range of infectious diseases worldwide using advanced proprietary virus-like particle (VLP) technology. The Company produces these VLP based, potent, recombinant vaccines utilizing new, and efficient manufacturing approaches. Additional information about Novavax is available at www.novavax.com and in the Company’s various filings with the Securities and Exchange Commission.
Forward Looking Statements
Statements herein relating to future development results and performance, conditions or strategies and other matters, including expectations regarding product and clinical developments, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Novavax cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks relating to the early stage of Novavax’s product candidates under development; current results may not be predictive of future pandemic results, results of our seasonal influenza vaccine or any other vaccine that we may develop; further testing is required before regulatory approval can be applied for and the FDA may not approve a vaccine even if further trial results are similar to those disclosed previously by the company; uncertainties relating to clinical trials, including possible delays initiating or completing the trials and safety and immunogenicity results; dependence on the efforts of third parties; competition for clinical resources and patient enrollment from drug candidates in development by other companies with greater resources and visibility; and risks that we may lack the financial resources and access to capital to fund our operations including further clinical trials. Further information on the factors and risks that could affect Novavax’s business, financial conditions and results of operations, is contained in Novavax’s filings with the U.S. Securities and Exchange Commission, which are available at http://www.sec.gov. These forward-looking statements speak only as of the date of this press release, and Novavax assumes no duty to update forward-looking statements.

NOVAVAX, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share and per share information)

	Unaudited
	Three-month ended		Year ended
			December 31,
	December 31,	December 31,	2008	December 31,
	2008	2007	(unaudited)	2007
Revenues:
Net product sales	$—	$—	$—	$—
Contract research and development	41	346	966	1,388
Royalities and milestone fees	29	37	98	125

Total revenues	70	383	1,064	1,513

Operating costs and expenses:
Cost of products sold	—	(13)	—	221
Research and development	5,865	4,177	24,334	17,600
General and administrative	3,415	2,919	11,090	13,963

Total operating costs and expenses	9,280	7,083	35,424	31,784

Loss from continuing operations before interest	(9,210)	(6,700)	(34,360)	(30,271)
Interest income, (loss), net	(1,365)	255	(1,962)	1,681

Loss from continuing operations	(10,575)	(6,445)	(36,322)	(28,590)
Loss from discontinued operations	(505)	(2,772)	273	(6,175)

Net loss	(11,080)	(9,217)	(36,049)	(34,765)

Basic and diluted weighted average number of	68,144,329	61,200,777	68,174,338	61,101,474
common shares used in computing basic net loss per share

Basic and diluted net loss per share
Loss per share from continuing operations	$(0.11)	$(0.16)	$(0.53)	$(0.47)
Loss per share from discontinued operations	$(0.04)	$(0.01)	$—	$(0.10)

Net loss per share	$(0.15)	$(0.16)	$(0.53)	$(0.57)

SELECTED BALANCE SHEET DATA
(in thousands)

	As of	As of
	December 31, 2008	December 31, 2007
Cash and cash equivalents	$26,938	$4,350
Short-term investments	6,962	42,139
Total current assets	35,096	49,016
Working capital	7,379	42,810
Total assets	76,625	91,291
Long term debt	480	21,629
Stockholders’ equity	45,489	63,065
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